Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259707

PROSPECTUS SUPPLEMENT No. 1
(to prospectus dated September 27, 2021)

Nexters Inc.

47,102,791 ORDINARY SHARES

7,750,000 WARRANTS TO PURCHASE ORDINARY SHARES

This prospectus supplement amends and supplements the prospectus dated September 27, 2021 (the “Prospectus”) which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-259707). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Report on Form 6-K, furnished to the Securities and Exchange Commission (the “SEC”) on September 29, 2021 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ordinary shares are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “GDEV.” On September 28, 2021, the last reported sale price of our ordinary shares as reported on Nasdaq was $6.67 per share. Our warrants are listed on the Nasdaq under the symbol “GDEVW.” On September 28, 2021, the last reported sale price of our warrants as reported on Nasdaq was $0.89 per warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 29, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

Pursuant to Rule 13a-16 or 15d-16 of the

Securities Exchange Act of 1934

For the month of September 2021

Commission File Number: 001-40758

Nexters Inc.

(Translation of registrant’s name into English)

55, Griva Digeni

3101, Limassol

Cyprus

Telephone: +35722580040

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F  ☒                                            Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):   ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):   ☐

EXPLANATORY NOTE

On September 29, 2021, Nexters Inc. (NASDAQ: GDEV) (the “Company”) issued a press release. A copy of this press release is attached to this Form 6-K as Exhibit 99.1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 29, 2021

Nexters Inc.

By:	/s/ Andrey Fadeev
Name: Andrey Fadeev
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press release dated September 29, 2021

Exhibit 99.1

Nexters to Boost Independent Game Developers

Nexters Boost program is the first public step in the company’s broader M&A strategy based on sharing expertise and investment to consolidate the gaming industry

September 29, 2021 -- Limassol, Cyprus -- Select beginner game makers don’t have to go it alone. The international game development company, Nexters Inc. (Nasdaq: GDEV) announced the start of its new program, Nexters Boost. This program is designed for new or small game-making teams who need capital and know-how to boost their potential. It is also the first public step in the company's broader mergers and acquisitions strategy to grow Nexters as a consolidator. This program should diversify the company's product portfolio and bring new growth opportunities in the coming years.

Nexters invites developers to apply to Nexters Boost at: https://boost.nexters.com. If chosen to join the program, developers will benefit from Nexters’ industry expertise as well as capital investments ranging between approximately $500,000 and $2.5 million per project in exchange for a stake in the studio. The program will be identifying teams globally with a focus on Russian-speaking developers in Eastern European countries.

“We want to support the indie scene in reaching a global scale,” Nexters co-founder and Head of R&D Boris Gertsovskiy said as a Boost program mentor. “Our team sees a natural synergy between our expertise and passion for making great games with the creativity and innovation seen in some smaller game makers with whom we are now speaking. Through years of growth on mobile, social, and web we’ve accumulated tons of experience which we are eager to share and invest. We believe that this kind of cooperation will contribute to the mutual growth of both these talented teams and Nexters.”

The Nexters Boost team includes leading developers, marketing specialists, analysts, and strategists. Nexters’ department leads and top managers will serve as mentors. The Boost team will be supporting new game makers with their own expertise in a variety of subjects – from UX and community management to monetization and user acquisition – to facilitate building a successful business on global markets.

Teams interested in joining Nexters Boost will be judged on the following criteria:

●	Playable prototypes or minimum viable product games

●	Team structure and confidence in building the final game

●	Market potential to reach global audiences

●	Product and marketing innovation

This is the first program for Nexters since it became a publicly traded company on Nasdaq in August 2021. As a public company, Nexters plans to grow as a game developer and its M&A strategy begins with Nexters Boost, aimed at finding promising titles in their early stages of development and growth.

About Nexters

Nexters is an international game development company which strives to introduce the joy of core gaming experiences to casual players. Thanks to such hit games like Hero Wars, Throne Rush, and others the company reached over 200 million installs worldwide and became one of the top five independent mobile game companies in Europe. Headquartered in Cyprus, Nexters is built upon a team of 600+ inspired gaming professionals. Please find more information about Nexters at: https://nexters.com and follow Nexters on LinkedIn and Twitter.

Contacts:

Media
Andrey Akimov | Chief Communications Officer
aa@nexters.com

Investor Relations
Roman Safiyulin | Chief Corporate Development Officer
r.safiyulin@nexters.com

Cautionary statement regarding forward-looking statements

Certain statements in this press release may constitute “forward-looking statements” for purposes of the federal securities laws. Such statements are based on current expectations that are subject to risks and uncertainties. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

The forward-looking statements contained in this press release are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. Forward-looking statements involve a number of risks, uncertainties (some of which are the Company’s control) or other assumptions. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of the registration statement on Form F-1 filed by the Company on September 22, 2021 and other documents filed by the Company from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.